Exhibit 16

EXHIBIT 16 TO FORM 8-K

July 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 15, 2004 of Sonic Foundry, Inc. and are in agreement with the statements contained in the second and third paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one and five on page one of the above referenced filing.

/s/ Ernst & Young LLP